Exhibit 10.38

DAYBREAK OIL AND GAS, INC.

CORPORATE OFFICE:	REGIONAL OPERATIONS OFFICE:
1101 NORTH ARGONNE ROAD	1414 SOUTH FRIENDSWOOD DRIVE
SUITE A 211	SUITE 212
SPOKANE VALLEY, WA 99212	FRIENDSWOOD, TX 77546
OFFICE: (509) 232-7674 FAX: (509) 232-2220	OFFICE: (281) 996-4176

Date

Name

Address

City, State Zip

To Our Series A Preferred Shareholders:

I am pleased to inform you that Daybreak Oil and Gas, Inc. (“Daybreak” or the “Company”) has agreed to acquire Reabold California LLC (“Reabold”) subject to shareholder approval and us meeting certain closing conditions. I have attached a copy of our press release describing the transaction. You have been a holder of XXXX shares of Daybreak Series A Convertible Preferred Stock since 2006. Since that time, Daybreak has transformed itself into a small independent oil producer. The Reabold transaction that I mentioned above will bring the Company to a new level of operations that we believe will translate into a much s tronger Common Stock share price.

As part of the Reabold transaction, we have undertaken to eliminate certain liabilities and simplify our share structure. As part of this reorganization, Daybreak is seeking the approval of the holders of Series A Convertible Preferred Stock (“Preferred Stock”) to convert each outstanding share of Series A Convertible Preferred Stock into three (3) shares of Daybreak Common Stock. In order to satisfy the cumulative, but unpaid dividend of $XXX, we will issue you XXX shares of Daybreak Common Stock in full satisfaction of any accrued and unpaid dividends (the “Preferred Stock Conversion”). You will not have to pay any conversion price to convert the shares.

To accomplish the Preferred Stock Conversion, we must have the written approval of the holders of a majority of the outstanding preferred shares. Therefore, we are seeking your written consent to approve the Preferred Stock Conversion and asking you to indicate below whether or not you approve of converting your Preferred Stock into Common Stock, to be effective as of November 30, 2021 (the “Effective Date”).

By agreeing to the Preferred Stock Conversion, you agree to acquire shares of Daybreak common stock and forfeit any rights as a holder of Preferred Stock pursuant to the Company’s Amended and Restated Articles of Incorporation (the “Articles”), Amended and Restated Bylaws, Washington state law, or otherwise, including but not limited to the right to receive any accrued and unpaid dividends, any liquidation preference, or any other rights or amounts associated with the Preferred Stock. However, if the Preferred Stock Conversion is not approved, the Reabold transaction may not close.

If the holders of a majority of the outstanding shares of Preferred Stock approve the Preferred Stock Conversion, we will notify you of the approval and your outstanding shares of Series A Preferred shall be converted automatically without any further action by you. We will also provide instructions at that time for surrendering your stock certificates in exchange for a certificate evidencing your new shares of Common Stock.

The Daybreak Board of Directors believes the Reabold transaction is the best path forward for the Company and is in the best interest of all of its shareholders, including you. Therefore, the Board recommends that you vote YES to approve the Preferred Stock Conversion, which will let the Company continue to pursue the Reabold transaction.

Accordingly, please select one of the following options and respond by December 10, 2021.

VOTE YES – APPROVE CONVERSION: _____ I approve of the Preferred Stock Conversion and, if approved, receiving three shares of Common Stock of Daybreak in exchange for each one share of Preferred Stock of Daybreak held by me. In order to satisfy the cumulative, but unpaid dividend of $XXX, I will receive XXX shares of Daybreak Common Stock for each outstanding share of Series A Convertible Preferred Stock in full satisfaction of any accrued and unpaid dividends. I further agree that, if the Preferred Stock Conversion is approved then, effective upon the Effective Date, I release Daybreak and its officers and directors from all claims and liabilities in connection with any unpaid dividends, liquidation preferences or other amounts owed in connection with my ownership of the Preferred Stock. I have signed below to indicate my written consent to the Preferred Stock Conversion, and instruct the Company to append my signature to the Written Shareholder Consent in Lieu of a Meeting attached hereto, which I have reviewed and consent to:

Signature: ______________________________

Name: _________________________________

VOTE NO – DO NOT APPROVE CONVERSION: _____ I DO NOT approve of the Preferred Stock Conversion. I understand that if the holders of a majority of the Preferred Stock vote in favor of the Preferred Stock Conversion, my shares of Preferred Stock will convert to Common Stock anyway.

We feel this is an opportunity for you to begin to realize a long overdue return on your investment made 15 years ago, and hope you feel the same and will approve this conversion.

Regards,

/s/ James F. Westmoreland

James F. Westmoreland

President and Chief Executive Officer

Daybreak Oil and Gas, Inc. to Acquire Reabold California LLC

SPOKANE VALLEY, Washington, October 21, 2021--Daybreak Oil and Gas, Inc. (OTC PINK: DBRM) (“Daybreak” or the “Company”), a Washington corporation, is pleased to announce that it has agreed to acquire Reabold California, LLC (“Reabold California”) a subsidiary of Reabold Resources plc (“Reabold”), a United Kingdom Company listed on the AIM Market of the London Stock Exchange under the ticker “RBD”.

Reabold California owns a 50% working interest and operates 10 producing wells in the Sacramento Basin in Northern California with proved reserves of 613,000 barrels of oil equivalent. After the transaction is completed, Daybreak will have 1,085,000 barrels of proved oil equivalent with a value of approximately $17.0 million. Reabold California’s production is approximately 70 barrels of oil per day. Combined, the production would be approximately 100 barrels of oil per day.

The acquisition will be an all-stock transaction where Gaelic Resources Limited, a wholly-owned subsidiary of Reabold Resources plc, will own up to 45% of Daybreak’s common stock at closing. As part of the transaction Daybreak will also be raising approximately $2.5 million through the sale of its common stock to fund development programs in both the Sacramento Basin properties as well as its San Joaquin Basin properties.

The transaction will require Daybreak Oil and Gas, Inc. shareholder approval and is expected to close in the First Quarter of 2022.

James F. Westmoreland, President and Chief Executive Officer, commented; “The acquisition of Reabold California, LLC is a transforming event for the Company. We look forward to developing the significant opportunities acquired with the Reabold California properties as well as continuing to develop our legacy properties. The shorter life but higher production volumes from the Reabold California properties combined with our longer life lower volume properties will create immediate positive cash flow for the Company. We will continue to build shareholder value through strategic acquisitions in the California market as well as seeking drilling opportunities in and around the two basins which we operate. Additionally, we will pursue opportunities in other geographic areas as they may arise. We look forward to having Reabold Resources as a major shareholder of the Company.”

Daybreak Oil and Gas, Inc. is an independent crude oil and natural gas company currently engaged in the exploration, development and production of onshore crude oil and natural gas in the United States. The Company is headquartered in Spokane Valley, Washington with an operations office in Friendswood, Texas. Daybreak owns a 3-D seismic survey that encompasses 20,000 acres over 32 square miles with approximately 6,500 acres under lease in the San Joaquin Valley of California. The Company operates production from 20 oil wells in our East Slopes project area in Kern County, California.

More information about Daybreak Oil and Gas, Inc. can be found at www.daybreakoilandgas.com.

Contact:

Ed Capko Telephone: 815-942-2581

Investor Relations Email: edc@daybreakoilandgas.com

Certain statements contained in this press release constitute “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “up to,” “approximately,” “likely,” or “anticipates” or the negative thereof. These forward-looking statements are based on our current expectations, assumptions, estimates and projections for the future of our business and our industry and are not statements of historical fact. Such forward-looking statements include, but are not limited to, statements about our expectations regarding our financing, our future operating results, our future capital expenditures, our expansion and growth of operations and our future investments in and acquisitions of crude oil and natural gas properties. We have based these forward-looking statements on assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, and expected future developments. However, you should be aware that these forward-looking statements are only our predictions and we cannot guarantee any such outcomes. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic and business conditions; exposure to market risks in our financial instruments; fluctuations in worldwide prices and demand for crude oil and natural gas; fluctuations in the levels of our crude oil and natural gas exploration and development activities; our ability to find, acquire and develop crude oil and natural gas properties, including the ability to develop the East Slopes Project and Michigan prospects; risks associated with crude oil and natural gas exploration and development activities; competition for raw materials and customers in the crude oil and natural gas industry; technological changes and developments in the crude oil and natural gas industry; legislative and regulatory uncertainties, including proposed changes to federal tax law and climate change legislation, and potential environmental liabilities; our ability to continue as a going concern; and our ability to secure additional capital to fund operations. Additional factors that may affect future results are contained in our filings with the Securities and Exchange Commission (“SEC”) and are available at the SEC’s web site http://www.sec.gov. Daybreak Oil and Gas, Inc. disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.